UNITED DEVELOPMENT CO., L.P.-2000
                              FINANCIAL STATEMENTS
                                December 31, 2006
                                      with
                         Report of Independent Auditors

                         REPORT OF INDEPENDENT AUDITORS




To the Partners of
   United Development Co., L.P.-2000:


We have audited the accompanying balance sheet of United Development Co., L.P.-2000 as of December 31, 2006, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Development Co., L.P.-2000 at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Novogradac & Company LLP
----------------------------

Alpharetta, Georgia
June 20, 2007


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                        UNITED DEVELOPMENT CO., L.P.-2000
                                  BALANCE SHEET
                               December 31, 2006





ASSETS
       Cash and cash equivalents                              $   75,046
       Security deposits                                           3,773
       Accounts receivable                                         8,557
       Land                                                      195,000
       Fixed assets, net of accumulated depreciation           2,934,975
       Intangible assets, net of accumulated amortization         11,453
                                                              ----------

       Total assets                                           $3,228,804
                                                              ==========


LIABILITIES AND PARTNERS' CAPITAL
       Liabilities
            Accounts payable                                  $   15,918
            Security deposits payable                             14,050
            Accrued expenses                                      49,262
            Accrued management fee                                 8,426
            Mortgage payable                                   1,030,749
                                                              ----------
            Total liabilities                                  1,118,405

       Partners' capital                                       2,110,399
                                                              ----------

       Total liabilities and partners' capital                $3,228,804
                                                              ==========

                             See accompanying notes

                        UNITED DEVELOPMENT CO., L.P.-2000
                             STATEMENT OF OPERATIONS
                      For the year ended December 31, 2006



REVENUE
       Rental revenue                                  $ 313,314
       Other revenue                                       7,430
                                                       ---------

       Total revenue                                     320,744

OPERATING EXPENSES
       General and administrative                         19,294
       Payroll                                             9,468
       Utilities                                           2,369
       Tax and insurance                                  32,479
       Management fee                                     42,481
       Repairs and maintenance                            59,247
       Marketing and advertising                             678
       Legal and other professional fees                   8,256
                                                       ---------

       Total operating expenses                          174,272
                                                       ---------

OPERATING INCOME                                         146,472

OTHER EXPENSES
       Interest expense                                   79,400
       Depreciation and amortization                     136,941
                                                       ---------

       Total other expenses                              216,341
                                                       ---------

NET LOSS                                               $ (69,869)
                                                       =========

                             See accompanying notes

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                      For the year ended December 31, 2006




                                                                 Total
                                 General          Limited        Partners'
                                 Partner         Partners         Capital
                               -----------      -----------      -----------

BALANCE, JANUARY 1, 2006       $   112,276      $ 2,067,992      $ 2,180,268

       Net loss                         (3)         (69,866)         (69,869)
                               -----------      -----------      -----------

BALANCE, DECEMBER 31, 2006     $   112,273      $ 1,998,126      $ 2,110,399
                               ===========      ===========      ===========

                             See accompanying notes

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


                        UNITED DEVELOPMENT CO., L.P.-2000
                             STATEMENT OF CASH FLOWS
                      For the year ended December 31, 2006




CASH FLOWS FROM OPERATING ACTIVITIES
       Net loss                                                          $ (69,869)
       Adjustments to reconcile net loss to net cash
       provided by operating activities:
            Depreciation and amortization                                  136,941
            (Increase) decrease in security deposits                          (393)
            (Increase) decrease in accounts receivable                       5,258
            (Increase) decrease in accounts payable                          5,922
            (Increase) decrease in security deposits payable                   825
            Increase (decrease) in accrued expenses                         (2,021)
            Increase (decrease) in accrued management fee                    8,426
            Increase (decrease) in accrued interest                         (5,698)
                                                                         ---------
                 Net cash provided by (used in) operating activities        79,391

CASH FLOWS FROM FINANCING ACTIVITIES
            Principal payments on mortgage payable                         (13,159)
                                                                         ---------
                 Net cash (used in) financing activities                   (13,159)
                                                                         ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        66,232

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               8,814
                                                                         ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $  75,046
                                                                         =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid for interest                                            $  85,098
                                                                         =========

                             See accompanying notes

                        UNITED DEVELOPMENT CO., L.P.-2000
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2006

1.   GENERAL

     United Development Co., L.P.-2000 (the "Partnership") was formed under the laws of the State of Arkansas to conduct the business of owning and operating real property located in West Memphis, Arkansas. The Partnership owns Families First, a 51-home scattered site residential rental property (the "Property") developed and operated under Federal and State of Arkansas low-income housing tax credit programs.

     The Partnership is 99.98% owned by the limited partner, WNC Housing Tax Credit Fund VI, Series 7, a California limited partnership, 0.01% owned by the special limited partner, WNC Housing, L.P., and 0.005% owned by Arkansas Low-Income Housing State Tax Credit Partnership 2003-A, collectively, the "Limited Partners." Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively, the "General Partner", own 0.005% of the Partnership.

     Profits and losses are generally allocated 0.005% and 99.995% to the General Partner and Limited Partners, respectively, pursuant to the Second Amended and Restated Agreement of Limited Partnership dated March 12, 2004 (the "Partnership Agreement"). Under the terms of the Partnership Agreement, the Limited Partners provided or otherwise received credit for capital contributions totaling $2,151,732, which reflects an overpayment of $35,935 as a result of a tax credit adjuster pursuant to the Partnership Agreement. The General Partner provided cumulative capital contributions totaling $112,280. The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership. During 2006, the Limited Partners provided no capital contributions.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

     BASIS OF ACCOUNTING
     The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

     CASH AND CASH EQUIVALENTS
     Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less at the acquisition date. Restricted cash is not considered cash equivalents.

     CONCENTRATION OF CREDIT RISK
     The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institution's federally insured limits. The Partnership has not experienced any losses in such accounts.

     ESTIMATES
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

                        UNITED DEVELOPMENT CO., L.P.-2000
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2006



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS
(CONTINUED)

     REVENUE RECOGNITION
     Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Leases are for periods of up to one year, with rental payments due monthly. Other revenue results from fees for late payments, cleaning and damages and is recorded when earned.

     FIXED ASSETS
     Fixed assets are recorded at cost. Buildings are depreciated over their estimated useful lives of 27.5 years under the straight-line method. Depreciation expense for the year ended December 31, 2006 was $132,061.

     Fixed assets consist of:


          Buildings                           $ 3,543,453
          Less:  accumulated depreciation        (608,478)
                                              -----------
             Net fixed assets                 $ 2,934,975
                                              ===========

     INTANGIBLE ASSETS
     Permanent loan costs of $13,576 are being amortized using the straight-line method over 15 years. Tax credit monitoring fees of $18,000 are being amortized using the straight-line method over 5 years. Amortization expense for the year ended December 31, 2006 was $4,880. As of December 31, 2006, accumulated amortization was $20,123.

     IMPAIRMENT OF LONG-LIVED ASSETS
     The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2006.

     INCOME TAXES
     Income or loss of the Partnership is allocated 0.005% to the General Partner and 99.995% to the Limited Partners. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

     ECONOMIC CONCENTRATIONS
     The Partnership operates a scattered site property in West Memphis, Arkansas. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

                        UNITED DEVELOPMENT CO., L.P.-2000
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2006



3.   RELATED PARTY TRANSACTIONS

     MANAGEMENT FEE
     Buehler Enterprises, Inc., an affiliate of the General Partner, manages the Property pursuant to a management agreement dated October 20, 2000. The management agreement provides for a management fee of 8% of monthly gross rental collections plus an annual fee of $25,750. During 2006, a management fee of $42,481 was expensed to operations.

     REPORTING FEE
     Pursuant to the Partnership Agreement, the Partnership shall pay to the Limited Partners or an affiliate thereof a fee of $2,500 each year for its services in connection with the Partnership's accounting matters. During 2006, no reporting fee was expensed to operations.

4.   MORTGAGE PAYABLE

     The balance sheet reflects a mortgage payable from Fidelity National Bank secured by the Property. The mortgage payable has been allocated to each of the 51 homes by Fidelity National Bank and a mortgage deed has been executed for each separate building. The terms are set forth below:

                  Loan Amount:                   $1,100,000
                  Maturity Date:                 May 1, 2017
                  Interest Rate:                 6.50%

     As of December 31, 2006, the mortgage payable balance was $1,030,749 and accrued interest was $0. Principal and interest payments of $8,281 are due on the first day of each month until May 1, 2017 when all unpaid interest and principal will be due and payable.

     Future minimum principal payments of the mortgage payable over each of the next five years and thereafter are as follows:

                   ear ending December 31,

                              2007                         $     16,549
                              2008                               17,657
                              2009                               18,840
                              2010                               20,101
                              2011                               21,447
                              Thereafter                        936,155
                                                           -------------
                                                           $  1,030,749
                                                           =============

                        UNITED DEVELOPMENT CO., L.P.-2000
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2006



5.   LOW-INCOME HOUSING TAX CREDITS

     The Partnership expects to generate an aggregate of $3,000,000 of federal low-income housing tax credits ("Federal Tax Credits"). Generally, such Federal Tax Credits become available for use by its partners pro-rata over a ten-year period that began in 2002. To qualify for the Federal Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements. In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years.

     The Partnership expects to generate an aggregate of $600,000 of Arkansas state low-income housing tax credits ("State Tax Credits"). Generally, such State Tax Credits become available for use by its State Tax Credit Limited Partner over a ten-year period that began in 2002. To qualify for the State Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements.

     Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected.

     As of December 31, 2006, the Partnership had generated $1,370,437 of Federal Tax Credits and $180,000 of cumulative State Tax Credits.

     The Partnership anticipates generating Tax Credits as follows:

                Year ending December 31,
                                                  Federal              State
                                                -----------          ---------
                           2007                 $   300,000          $  60,000
                           2008                     300,000             60,000
                           2009                     300,000             60,000
                           2010                     300,000             60,000
                           2011                     300,000             60,000
                           Thereafter               129,563          $ 120,000
                                                -----------          ---------
                                                $ 1,629,563          $ 420,000
                                                ===========          =========